Exhibit 99.1

Jamba, Inc. Announces First Quarter 2016 Financial Results

Initiates Guidance for 2016

Refines Growth Strategy for Continued Progress

Opens 16 Global Locations

Announces Relocation of Company Headquarters

EMERYVILLE, Calif., May 5, 2016 -- Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the first quarter ended March 29, 2016.

Financial Highlights

•	System-wide comparable store sales(1) decreased 2.1% for the quarter. Company-owned comparable store sales(1) increased 0.2% for the quarter. Franchise-operated comparable store sales(1) decreased 2.4% for the quarter.

•	Total revenue for the quarter decreased 64.3% to $18.8 million from $52.5 million for the prior year, primarily due to the reduction in the number of Company stores as part of the Company’s refranchising initiative.

•	Total Company-owned stores at the end of the first quarter of 2016 was 68, compared to 259 at the end of the first quarter of 2015.

•	GAAP net loss attributable to Jamba, Inc. was $(2.8) million for the first quarter or $(0.19) loss per share compared to $(1.8) million, or $(0.11) loss per share for the prior year. Non-GAAP Adjusted Net Loss attributable to Jamba, Inc.(2), was $(1.2) million for the first quarter, or $(0.08) loss per share compared to $(1.9) million, or $(0.11) loss per share for the prior year period.

•	General and administrative expenses for the quarter decreased 15.1% to $7.6 million compared with $9.0 million for the prior year period. Non-GAAP Adjusted General and Administrative Expense(2) for the quarter was $6.0 million compared with $8.5 million for the prior year period.

•	Adjusted EBITDA(3) was $1.3 million for the first quarter of 2016 and $1.2 million for the first quarter of 2015.

•	Franchisees opened 16 new Jamba Juice stores globally during the quarter. At March 29, 2016, Jamba’s global store base consisted of 68 Company Stores and 817 Franchise Stores, of which 752 are located domestically and 65 stores are located internationally.

“One of the primary levers for driving profitability and increasing brand awareness is new store development. The year started off strong with 16 new Jamba locations opened during the quarter, which provides a jumpstart to meeting our development commitments for the year,” said David A. Pace, Chief Executive Officer of Jamba, Inc.

“Over the last few weeks I’ve visited our stores, met with franchisees, employees and customers and could not be more excited about what lies ahead for the Company,” said David A. Pace, Chief Executive Officer of the Company. “Going forward we will be focused on five core strategies. First, we will position Jamba as a youthful and contemporary brand that simplifies and inspires healthy living. Second, we will re-focus the organization on a customer and store-centric operating philosophy. Third, we will drive sales and transactions through innovation and product news. Fourth, we will work with our franchise partners to improve store level profitability through operations simplification and cost reduction and finally we will expand our store footprint across all platforms both domestically and internationally.”

“We also announced today that we plan to move our headquarters to Frisco, Texas within the next six to eight months.  We believe this move will better position us as we focus on these core strategies.  Specifically, the move will allow us to reduce costs, attract and retain talent and provides a more central location for our market expansion plans.

First Quarter Fiscal 2016 Results

Revenue

The Company ended the first quarter of 2016 with a total of 68 company locations and 817 franchise locations, as a result of the completion of the Company’s shift to an asset light franchise business model through a refranchising initiative during 2015 that included the sale of 179 company locations. The comparisons to the prior year will be skewed due to the significant number of company locations that were sold during 2015.

For the Company’s fiscal quarter ended March 29, 2016, total revenue decreased 64.3% to $18.8 million from $52.5 million for the fiscal quarter ended March 31, 2015. The decrease is primarily due to the reduction in the number of Company-owned stores pursuant to the Company’s refranchising strategy along with the decrease in System-wide comparable store sales(1) of 2.1%. This was partially offset by an increase in Company-owned comparable store sales(1) of 0.2% which was primarily due to an increase in average check of approximately 470 basis points and a decrease in transaction count of approximately 450 basis points.

Franchise and other revenue increased 42.4% to $6.8 million for the quarter from $4.8 million in the prior year period, primarily due to the increase in royalties associated with the net increase in the number of franchise stores both domestically and internationally partially offset by the decrease of Franchise-operated comparable store sales(1) of 2.4%. Other revenue, which includes JambaGO® and CPG, was $1.3 million and $1.1 million in the first quarter of 2016 and first quarter of 2015, respectively. The increase in revenue was primarily from the Company’s cold-pressed RTD juice business.

Loss from Operations

Loss from Operations was $(2.7) million for the first quarter of 2016 compared to a loss from operations of $(1.7) million for the first quarter of 2015. Non-GAAP Adjusted Loss from Operations(2) which excludes gains and costs associated with refranchising and severance related to the shift to the asset-light business model was approximately $(1.1) million, compared to $(1.8) million in the prior year.

Retail Growth

As of March 29, 2016, there were 885 Jamba® stores System-wide, of which 817 are Franchise-operated stores and 68 are Company-owned. Franchise-operated stores include 43 express formats. During the quarter, Jamba opened 13 new domestic Franchise-operated stores and three international stores. No new Company-owned stores opened during the quarter. There were approximately 2,000 JambaGO® units in operation nationwide.

Liquidity

As of March 29, 2016, the Company held $12.5 million in cash and cash equivalents as compared to $19.7 million cash and cash equivalents at December 29, 2015. As of March 29, 2016 and March 31, 2015, the Company did not have any restricted cash.

2016 Outlook

The Company expects to achieve the following results:

o	Total revenues of $80-$82 million
o	Annual system-wide comparable sales growth of 1-3%
o	100 new store openings, 75% Domestic/25% International
o	We will begin operations in 2 new international markets – Thailand and Indonesia
o	Non-GAAP Adjusted G&A(2) of $24.3 million, exiting 2016 with a run rate of no more than $21.7; and,
o	Non-GAAP Adjusted EBITDA(3) of $12.0-$13.0 million

Conference Call

A conference call to review the first quarter 2016 results will be held today, May 5, 2016 at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (855) 327- 6837 or for international callers by dialing (631) 891-4304. A replay will be available at 11:30 a.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 10001104. The replay will be available until May 26, 2016. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc., owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, Energy Bowls™, baked goods and snacks. As of March 29, 2016, there were 885 store locations globally. There were 68 Company-owned and operated stores and 752 Franchise-operated stores in the United States, and 65 Franchise-operated international stores. Jamba Juice Company expanded the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba® outlets in the United States.

Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.jambajuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement, including each of the statements made above under “2016 Outlook”.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Investor Relations

Dara Dierks, ICR

646-277-1212

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1) Comparable store sales are calculated using sales of Jamba Juice® stores open more than one full year. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees and do not include International Stores, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and Franchise-operated stores, as reported by our franchisees, which are included in our store base. System-wide comparable store sales do not include International Stores and JambaGO® locations. Company-owned stores that were sold in refranchising transactions are included in the Company-owned store base for each accounting period of the fiscal year to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been Franchise-operated for at least one full fiscal period, at which point such stores are included in the Franchise-operated store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, Franchise-operated comparable store sales and System-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

(2) Non-GAAP Adjusted Net Loss attributable to Jamba, Inc. is calculated as net income attributable to Jamba, Inc. as determined in accordance with GAAP excluding the cost items as specifically identified in the non-GAAP reconciliation schedules set forth below associated with the Company’s transition costs related to the Company’s move to outsource specified services to Capgemini, refranchise and severance costs associated with the move to an asset-light business model, charges related to the executive organization changes and the gain associated with refranchising. Non-GAAP Adjusted General and Administration Expense is calculated as general and administration expense in accordance with GAAP excluding portion of such transitional costs in general and administration expenses for the fiscal year. The Company believes that net income attributable to Jamba, Inc. and general and administration expense adjusted to exclude the costs of such items is a helpful indicator of the Company's operating performance in that it shows the net gain/loss without the impact of what the Company believes to be upfront transitional costs. Management does not believe such costs are reflective of the Company's ongoing performance and accordingly excludes those items from Non-GAAP Adjusted Net Loss attributable to Jamba, Inc. and Non-GAAP Adjusted General and Administration Expense. Non-GAAP Adjusted Loss from Operations is calculated as loss from operations as determined in accordance with GAAP excluding costs associated with the shift to the asset light business model and the gain associated with refranchising.

(3) The Company used the non-GAAP financial measure of Adjusted EBITDA in its statements made in this release and believes that these are useful in measuring the operating performance of the Company. Adjusted EBITDA is equal to net income, adjusted for: (a) the Company’s legal and transition costs related to the Company’s move to outsource specified services to Capgemini and the move to an asset-light business model; (b) the Company’s corporate office relocation to Frisco, TX, (c) gain from disposal of assets relating to refranchising; (d) depreciation and amortization; (e) interest income; (f) interest expense; (g) income taxes; and (h) stock based compensation expense.

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	13-Week Period Ended
	March 29, 2016	March 31, 2015
Revenue:
Company stores	$11,953	$47,728
Franchise and other revenue	6,801	4,776

Total revenue	18,754	52,504

Costs and operating expenses:
Cost of sales	2,962	12,407
Labor	4,158	16,088
Occupancy	2,036	6,835
Store operating	2,362	8,034
Depreciation and amortization	1,502	1,873
General and administrative	7,610	8,963
Loss (gain) on disposal of assets	109	(778)
Store pre-opening	324	22
Store lease termination and closure	120	22
Other operating, net	271	706

Total costs and operating expenses	21,454	54,172

Loss from operations	(2,700)	(1,668)

Other income (expense), net:
Interest income	71	15
Interest expense	(59)	(41)

Total other income (expense), net	12	(26)

Loss before income taxes	(2,688)	(1,694)
Income tax expense	(132)	(26)

Net loss	(2,820)	(1,720)
Less: Net income attributable to noncontrolling interest	-	31

Net loss attributable to Jamba, Inc.	$(2,820)	$(1,751)

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,084,037	16,370,885
Diluted	15,084,037	16,370,885

Net loss per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.19)	$(0.11)
Diluted	$(0.19)	$(0.11)

 JAMBA, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 Reconciliation of GAAP to Non-GAAP

 (Unaudited)

 Adjusted for Transitional Costs Associated with Shift to Asset-Light Business Model

 (In thousands except share and per share amounts)

	GAAP		Non-GAAP	GAAP		Non-GAAP
	Reported		As Adjusted	Reported		As Adjusted
	13 Week	Gains and	13 Week	13 Week	Gains and	13 Week
	Period Ended	Transitional	Period Ended	Period Ended	Transitional	Period Ended
	March 29, 2016	Costs	March 29, 2016	March 31, 2015	Costs	March 31, 2015

Revenue:
Company stores	$11,953	$-	$11,953	$47,728	$-	$47,728
Franchise and other revenue	6,801	-	6,801	4,776	-	4,776

Total revenue	18,754	-	18,754	52,504	-	52,504

Costs and operating expenses:
Cost of sales	2,962	-	2,962	12,407	-	12,407
Labor	4,158	-	4,158	16,088	-	16,088
Occupancy	2,036	-	2,036	6,835	-	6,835
Store operating	2,362	-	2,362	8,034	(189)	7,845
Depreciation and amortization	1,502	-	1,502	1,873	-	1,873
General and administrative	7,610	(1,650)	5,960	8,963	(440)	8,523
Loss (gain) on disposal of assets	109	-	109	(778)	856	78
Store pre-opening	324	-	324	22	-	22
Store lease termination and closure	120	-	120	22	-	22
Other operating, net	271	-	271	706	(120)	586

Total costs and operating expenses	21,454	(1,650)	19,804	54,172	107	54,279

Loss from operations	(2,700)	1,650	(1,050)	(1,668)	(107)	(1,775)

Other income (expense), net:
Interest income	71	-	71	15	-	15
Interest expense	(59)	-	(59)	(41)	-	(41)

Total other income (expense), net	12	-	12	(26)	-	(26)

Loss before income taxes	(2,688)	1,650	(1,038)	(1,694)	(107)	(1,801)
Income tax expense	(132)	-	(132)	(26)	-	(26)

Net loss	(2,820)	1,650	(1,170)	(1,720)	(107)	(1,827)
Less: Net income attributable to noncontrolling interest	-	-	-	31	-	31

Net loss attributable to Jamba, Inc.	$(2,820)	$1,650	$(1,170)	$(1,751)	$(107)	$(1,858)

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,084,037		15,084,037	16,370,885		16,370,885
Diluted	15,084,037		15,084,037	16,370,885		16,370,885

Net loss per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.19)		$(0.08)	$(0.11)		$(0.11)
Diluted	$(0.19)		$(0.08)	$(0.11)		$(0.11)

JAMBA, INC.

(Unaudited)

STORE COUNT

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the 13-Week Period Ended March 29, 2016
At December 29, 2015	70	748	75	893
Opened	-	13	3	16
Acquired	-	-	-	-
Closed	(2)	(9)	(13)	(24)
Refranchised	-	-	-	-
At March 29, 2016	68	752	65	885

For the 13-Week Period Ended March 31, 2015
At December 30, 2014	263	543	62	868
Opened	-	4	3	7
Acquired	-	4	-	4
Closed	-	(5)	(6)	(11)
Refranchised	(4)	-	-	(4)
At March 31, 2015	259	546	59	864

COMPARABLE STORE SALES

	13 Week Period Ended
Increase/(Decrease)	March 29, 2016	March 31, 2015

Percentage Change in Comparable store sales
Company stores	0.2%	6.0%
Franchise stores	(2.4)%	4.2%
System-wide	(2.1)%	5.0%

Percentage Change in Comparable Company store sales
Traffic effect	(4.5)%	0.2%
Average check effect	4.7%	5.8%
Total Comparable Company store sales	0.2%	6.0%

JAMBA, INC.

(Unaudited)

REVENUE

	13 Week Period Ended
	March 29, 2016	March 31, 2015
Revenue (in thousands):
Company stores	$11,953	$47,728
Franchise revenue	5,495	3,675
Other revenue	1,306	1,101
Total revenue	$18,754	$52,504

JAMBA, INC.

(Unaudited)

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	13 Week Period Ended	13 Week Period Ended
	March 29, 2016	March 31, 2015

Net loss attributable to Jamba, Inc. (in thousands)	$(2,820)	$(1,751)
Adjustments related to gains and transitional costs	1,650	(107)
Depreciation and amortization	1,502	1,873
Interest income	(71)	(15)
Interest expense	59	41
Income taxes	132	26
Stock based compensation	831	1,146
Adjusted EBITDA	$1,283	$1,213

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	March 29,	December 29,
	2016	2015
(Dollars in thousands, except share and per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$12,536	$19,730
Receivables, net of allowances of $618 and $618	16,068	16,932
Inventories	770	818
Prepaid expenses and other current assets	5,158	6,533

Total current assets	34,532	44,013
Property, fixtures and equipment, net	18,221	18,744
Goodwill	1,184	1,184
Trademarks and other intangible assets, net	1,424	1,464
Other long-term assets	4,121	4,211

Total assets	$59,482	$69,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,922	$3,815
Accrued compensation and benefits	2,533	3,788
Workers’ compensation and health insurance reserves	651	633
Accrued jambacard liability	26,569	29,306
Other current liabilities	16,508	18,093

Total current liabilities	48,183	55,635
Deferred rent and other long-term liabilities	8,195	8,990

Total liabilities	56,378	64,625

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, $0.001 par value—30,000,000 shares authorized; 17,948,545 and 15,089,728 shares issued and outstanding at March 29, 2016, respectively, and 17,938,820 and shares issued and 15,080,003 outstanding at December 29, 2015, respectively,	18	18
Additional paid-in capital	404,538	403,605
Treasury shares, at cost	(40,009)	(40,009)
Accumulated deficit	(361,443)	(358,623)

Total stockholders’ equity	3,104	4,991

Total liabilities and stockholders’ equity	$59,482	$69,616